EXHIBIT 99

Contact:

Martin O’Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4067
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

FOR IMMEDIATE RELEASE

May 3, 2011

ORIENT-EXPRESS HOTELS REPORTS FIRST QUARTER 2011 RESULTS

First Quarter Earnings Summary

•                  First quarter total revenue, excluding Real Estate, up 17% to $99.6 million

•                  Revenue from Owned Hotels up 13% to $88.9 million

•                  Same store RevPAR up by 6% in local currency, up 8% in US dollars

•                  Adjusted EBITDA before Real Estate up $1.1 million to $1.9 million

Key Events

•                  Received $25.5 million in April 2011 following assignment of purchase and development contracts for New York hotel project to an experienced development company

•                  Announced intended retirement of both Chairman, James B. Hurlock, and Founder, James B. Sherwood, at June 2011 Annual General Meeting of Shareholders

•                  Announced expected appointment of Jesse Robert (Bob) Lovejoy as Chairman and two new independent nominees, Harsha V. Agadi and Philip R. Mengel, for election to Board of Directors at the 2011 AGM

•                  Completed refurbishment of a further ten rooms at Hotel Cipriani, Venice, and a further 16 rooms and suites at Grand Hotel Timeo, Taormina, Sicily

Hamilton, Bermuda, May 3, 2011.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the first quarter ended March 31, 2011.

“We are very pleased with our results for the quarter, which demonstrate the continued recovery of the luxury travel market, as well as the value of Orient-Express’ iconic assets and the unparalleled experience that we offer our guests”, said Paul White, President and Chief Executive Officer. “Same store RevPAR overall was up 8% in US dollars. In addition, revenues in all geographic regions grew, with overall Revenue before Real Estate up 17%, showing our Company’s ability to improve revenue in all areas, not just rooms. In Brazil and Asia Pacific signs of growth were stronger, with local currency RevPAR up 10% and 27% respectively.”

Business Highlights

Revenue, excluding Real Estate, was $99.6 million in the first quarter of 2011, up $14.2 million from the first quarter of 2010.

Revenue from Owned Hotels for the first quarter was $88.9 million, up $10.1 million from the first quarter of 2010. On a same store basis, Owned Hotels RevPAR was up 6% in local currency and up 8% in US dollars.

Trains and Cruises revenue in the first quarter was $7.5 million compared to $4.9 million in the first quarter of 2010.

Adjusted EBITDA before Real Estate was $1.9 million compared to $0.8 million in the prior year. The principal variances from the first quarter of 2010 included the Brazilian hotels (up $1.1 million), share of earnings from Peru hotels (up $1.0 million), Trains and Cruises (up $1.0 million), La Samanna, St Martin (up $0.7 million), Reid’s Palace, Madeira (up $0.6 million) and Le Manoir aux Quat’Saisons, Oxfordshire (up $0.5 million), offset by Southern African hotels (down $0.9 million), Grand Hotel Europe, St Petersburg (down $0.7 million) and Maroma Resort & Spa, Riviera Maya (down $0.7 million).

Adjusted net losses from continuing operations for the period were $14.4 million (loss of $0.14 per common share), compared with $18.2 million ($0.21 per common share) in the first quarter of 2010.  Net loss for the period was $14.7 million (loss of $0.14 per common share), compared with a net loss of $12.8 million (loss of $0.15 per common share) in the first quarter of 2010.

In March, the Company announced an agreement to assign its purchase and development agreements made with the New York Public Library in regard to the site of the Donnell branch on West 53rd Street, New York City, to an affiliate of Tribeca Associates, LLC and Starwood Capital Group Global, LLC.  The assignee has assumed all the terms and obligations of the original contracts and reimbursed the Company $25.5 million in April.

Two of the Company’s Italian hotels reopened for the season during the quarter, Hotel Cipriani and Grand Hotel Timeo. Ten rooms at Hotel Cipriani were refurbished over the winter period in Venetian pastel hues, with Carrara marble bathrooms and Rubelli fabrics and a new 122 square meter retail space was created within the hotel, housing a Hotel Cipriani signature boutique and three stylish outlets by Venetian jewellery, Fortuny silk and traditional Burano lace producers.

Grand Hotel Timeo reopened in March and the nearby Villa Sant’Andrea reopened in April after the completion of a €2.0 million ($2.7 million) second phase of renovations. At the Grand Hotel Timeo, the pool restaurant terrace has been extended, five double rooms converted into two junior suites and a two-bedroom suite with terrace, and 13 rooms in the Villa Flora annexe refurbished.  At Villa Sant’Andrea during the same period, 12 rooms were reconfigured to create nine suites and junior suites with large bathrooms, and a heated infinity pool built that is directly accessible either from the hotel or from its private beach overlooking the Bay of Mazzaro.

Several of the Company’s properties received important recognition during the quarter. Centurion magazine, published globally for American Express black card holders, announced their first Readers’ Choice survey in March. Hotel Cipriani was voted Europe’s Favorite Family Hotel, whilst La Residence d’Angkor, Cambodia, was second Favorite Small Boutique Hotel in Asia Pacific, Hotel Splendido, Portofino, was third Favorite Luxury Resort in Europe, and Copacabana Palace, Rio de Janeiro, was third Favorite Spa and Wellness Hotel in the Americas.

In addition, the Sunday Times Travel Magazine (UK) announced their annual readers’ awards this quarter. La Residencia, Mallorca, was voted number one European Resort Hotel and described by readers as ‘timeless’ and ‘style personified’. Also in the UK, the Venice Simplon-Orient-Express was honored as Best Rail Operator at the Globe Travel Awards, voted for by travel agents across the country.

Finally, in April, the Company announced a slate of eight directors for election to the Board at the 2011 Annual General Meeting of Shareholders, to be held on June 9, 2011, including two new independent nominees, Harsha V. Agadi, 48, Chairman and Chief Executive Officer of Friendly Ice Cream Corporation and Philip R. Mengel, 66, an Operating Partner of Snow Phipps Group LLC.  As previously announced, Chairman James B. Hurlock, 77, and Founder, former Chairman and Director James B. Sherwood, 77, will retire from the Board at the end of their current terms and will not stand for re-election at the AGM.  Sherwood will become Founder & Chairman Emeritus.  The Board expects that Jesse Robert (Bob) Lovejoy, 66, a director since 2000, will become Chairman following the 2011 AGM.

Regional Performance

Europe:

In the first quarter, revenue from Owned Hotels was $14.7 million, up 13% from $13.0 million in the first quarter of 2010. Year on year revenue at Le Manoir aux Quat’Saisons increased by $0.9 million or 24% due to increased publicity following a recent television series and a brief closure for refurbishment during part of the first quarter of 2010. Same store local currency RevPAR was up 7% from the prior year (up 8% in US dollars). EBITDA during a quarter where many of the European properties are closed for at least part of the period was a loss of $6.9 million compared to a loss of $7.5 million in the first quarter of 2010.

North America:

Revenue from Owned Hotels was $29.2 million, up 7% from $27.3 million in the first quarter of 2010, due to occupancy and rate driven increases in revenue at La Samanna and Charleston Place, Charleston, offset by a decline at Maroma Resort & Spa in Mexico where media reports of drug related violence have impacted market demand generally to the country. Same store local currency RevPAR increased by 3%. EBITDA was $5.2 million compared to $5.4 million in the first quarter of 2010 with strong growth at La Samanna, offset by a lower result at Maroma Resort & Spa.

Rest of World:

Southern Africa:

First quarter revenue was $8.8 million, compared to $8.9 million in the first quarter of 2010.  Same store local currency RevPAR was down 10% (down 4% in US dollars). EBITDA was $1.4 million, compared to $2.3 million in the first quarter of 2010. EBITDA at the South African properties was negatively impacted by new competition in both Cape Town and Johannesburg and a stronger Rand, both resulting in pressure on rates and margins.

South America:

Revenue increased by 22% to $24.4 million in the first quarter of 2011, from $20.0 million in the first quarter of 2010. Year on year revenue increased at Hotel das Cataratas, Iguassu Falls by $1.8 million or 53% following the major refurbishment that was completed in November 2010. Year on year revenue increased at Copacabana Palace by $2.4 million or 16%, driven by a 19% growth in average rate. Same store RevPAR increased by 11% in both local currency and US dollars. EBITDA was $7.4 million, compared to $6.0 million last year, an increase of 23%. Local inflationary pressures and a stronger Real impacted margins in the quarter.

Asia Pacific:

Revenue for the first quarter of 2011 was $11.7 million, an increase of $2.1 million or 22% year over year, with growth seen across all properties. Same store RevPAR increased by 27% in both local currency and US dollars. EBITDA of $2.8 million was unchanged from the first quarter of 2010.

Hotel management and part-ownership interests:

EBITDA for the first quarter of 2011 was a loss of $0.2 million compared to an EBITDA loss of $1.3 million in the first quarter of 2010. The improvement is largely attributable to the Company’s share of results from Peru hotels as the first quarter of 2010 was negatively impacted by flooding and landslides in the country.

Restaurants:

Revenue from ‘21’ Club, New York, in the first quarter of 2011 was $3.3 million compared to $3.1 million in the same quarter of 2010, and EBITDA was unchanged from 2010 at $0.1 million.

Trains and Cruises:

Revenue increased by $2.6 million to $7.5 million in the first quarter of 2011, an increase of 53% year over year, and EBITDA improved by $0.9 million from a loss of $1.7 million to a loss of $0.8 million. The share of results from PeruRail for the first quarter increased by $1.6 million from 2010 as PeruRail was closed for much of the first quarter in 2010 due to flooding and landslides in the country.

Central costs:

In the first quarter of 2011, central costs increased by $0.1 million to $7.7 million compared with $7.6 million in the prior year period.

Real Estate:

In the first quarter of 2011, there was an EBITDA loss of $1.1 million from Real Estate activities, primarily related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.3 million in the first quarter of 2010. During the quarter, nine units were sold and the Company recognized $1.6 million of revenue from five units transferred to customers.  Cumulatively, at the end of the quarter, 112 units or 61% of the total had been sold and the legal title of 100 units had been transferred.

Also during the quarter, one of the model homes at Keswick Estate, Virginia was sold for $1.9 million.

Gain on disposal:

During the quarter, there was a gain on disposal of $0.6 million, as the assignment of the agreements for the Company’s New York hotel project to a developer resulted in proceeds net of costs greater than the carrying value of the asset.

Depreciation and amortization:

The depreciation and amortization charge for the first quarter of 2011 was $11.3 million compared with $11.1 million in the first quarter of 2010.

Interest:

The interest charge for the first quarter of 2011 was $9.3 million up from $6.8 million in the first quarter of 2010. In the first quarter of 2010 $2.0 million of interest was capitalized at Porto Cupecoy and in respect of the newly acquired Sicilian hotels which were closed for refurbishment.

Tax:

The tax credit for the first quarter of 2011 was $5.0 million, compared to a charge of $0.3 million for the same quarter in the prior year. The first quarter of 2011 had no charge in respect of valuation allowances, compared to a $2.0 million charge in the prior year quarter, and included an ASC 740 credit concerning uncertain tax positions of $2.1 million compared to an ASC 740 charge of $0.5 million in the first quarter of 2010.

Discontinued operations:

Losses from discontinued operations in the quarter were $0.8 million. Discontinued operations in the first quarter of 2011 include Hôtel de la Cité, Carcassonne and Bora Bora Lagoon Resort, French Polynesia.

Investment:

The Company invested $13.1 million during the quarter, including $2.0 million at Hotel Cipriani, $1.4 million at El Encanto, Santa Barbara, $1.7 million at the two new Sicilian properties and $1.1 million on the Venice Simplon-Orient-Express. In addition, the Company made payments of a further $1.5 million to the New York Public Library which were reimbursed as part of the $25.5 million received in April 2011.

Liquidity

At March 31, 2011, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $741.7 million, and cash balances of $131.5 million (including $14.3 million of restricted cash), giving a total net debt of $610.2 million compared with total net debt of $570.8 million at the end of the fourth quarter of 2010. The increase in net debt is due to cash used in operations during the first quarter and to foreign exchange movements impacting the US dollar value of foreign currency denominated debt.

Undrawn amounts available to the Company at March 31, 2011 under short-term lines of credit were $10.4 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability (excluding restricted cash) at March 31, 2011, to $139.6 million.

At March 31, 2011, approximately 54% of the Company’s debt was at fixed interest rates and 46% was at floating interest rates. The weighted average maturity of the debt was approximately 3.2 years and the weighted average interest rate (including margin and swaps) was approximately 4.5%.

At March 31, 2011, excluding revolving credit facilities of $28.0 million which are available for redrawing, the Company had $114.8 million of debt repayments due within 12 months which are expected to be met through refinancing the facilities and utilizing available cash.

Outlook

“Looking ahead, through 2011 we expect to benefit from the continued recovery of the luxury tourism industry, which is evidenced by favorable booking trends and positive results in the luxury goods sector. In addition, we are fortunate that our exposure to the Middle East and North Africa region is minimal given the potential impact of political unrest in those areas,” Paul White said. “With five consecutive quarters of RevPAR growth behind us, and no immediate signs of this slowing, we remain optimistic about the year and continue to be keenly focused on our key targets. In 2011 we will continue to seek to drive EBITDA through revenue growth and margin improvement and to bring down our net debt to EBITDA ratio to within our stated target of 4-5x.”

*******

Reconciliation and Adjustments

	Three months ended March 31
$’000 — except per share amounts	2011	2010

EBITDA	805	(2,768)
Real Estate	1,118	1,340
EBITDA before Real Estate	1,923	(1,428)
Adjusted items:
Gain on disposal (1)	(606)	—
Legal costs (2)	—	109
Grand Hotel Timeo & Villa Sant’Andrea (3)	—	1,143
Management restructuring (4)	541	949

Adjusted EBITDA before Real Estate	1,858	773

Reported net loss attributable to Orient-Express Hotels Ltd.	(14,907)	(13,008)
Net earnings attributable to non-controlling interests	(227)	(169)
Reported net loss	(14,680)	(12,839)
Discontinued operations net of tax	798	(4,298)
Net losses from continuing operations	(13,882)	(17,137)
Adjusted items net of tax:
Gain on disposal (1)	(394)	—
Legal costs (2)	—	109
Grand Hotel Timeo & Villa Sant’Andrea (3)	—	866
Management restructuring (4)	475	760
Interest rate swaps (5)	19	17
Foreign exchange (6)	(661)	(2,771)

Adjusted net loss from continuing operations	(14,443)	(18,156)

Reported EPS	(0.14)	(0.15)
Reported EPS from continuing operations	(0.13)	(0.20)
Adjusted EPS from continuing operations	(0.14)	(0.21)
Number of shares (millions)	102.43	87.83

(1)          Gain on disposal of New York hotel project.

(2)          Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.

(3)          Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(4)          Restructuring and redundancy costs.

(5)          Charges on swaps that did not qualify for hedge accounting.

(6)          Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Wednesday, May 4, 2011 at 10.00 hrs EDT (15.00 BST) which is accessible at +1 866 239 0753 (US toll free) or +44 (0)20 7138 0815 (Standard International).  The conference ID is 8704212.  A re-play of the conference call will be available until 7pm (EDT) Wednesday, May 11, 2011 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 8704212#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD.

Three Months ended March 31, 2011

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended March 31
$’000 – except per share amounts	2011	2010

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	14,680	13,020
- North America	29,248	27,339
- Rest of World	44,943	38,410
Hotel management & part ownership interests	(76)	(1,308)
Restaurants	3,341	3,114
Trains & Cruises	7,475	4,861
Revenue and earnings from unconsolidated companies before Real Estate	99,611	85,436
Real Estate	3,531	3,694
Total (1)	103,142	89,130

Analysis of earnings
Owned hotels
- Europe	(6,858)	(7,478)
- North America	5,160	5,444
- Rest of World	11,555	11,084
Hotel management & part ownership interests	(220)	(1,308)
Restaurants	148	143
Trains & Cruises	(751)	(1,729)
Central overheads	(7,717)	(7,584)
EBITDA before Real Estate and Gain on disposal	1,317	(1,428)
Real Estate	(1,118)	(1,340)
EBITDA before Gain on disposal	199	(2,768)
Gain on disposal	606	—
EBITDA	805	(2,768)
Depreciation & amortization	(11,307)	(11,096)
Interest	(9,315)	(6,757)
Foreign exchange	963	3,822
Losses before tax	(18,854)	(16,799)
Tax	4,972	(338)
Net losses from continuing operations	(13,882)	(17,137)
Discontinued operations	(798)	4,298
Net losses	(14,680)	(12,839)
Net earnings attributable to non-controlling interests	(227)	(169)
Net losses attributable to Orient-Express Hotels Ltd.	(14,907)	(13,008)

Net loss per common share	(0.14)	(0.15)
Number of shares – millions	102.43	87.83

(1)   Comprises loss from unconsolidated companies of $765,000 (2010 - $2,857,000) and revenue of $103,907,000 (2010 - $91,987,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended March 31, 2011

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2011	2010
Average Daily Rate (in US dollars)
Europe	422	380
North America	368	376
Rest of World	347	327
Worldwide	362	348

Rooms Available (000’s)
Europe	48	47
North America	67	67
Rest of World	118	116
Worldwide	233	230

Rooms Sold (000’s)
Europe	14	13
North America	43	41
Rest of World	76	71
Worldwide	133	125

RevPAR (in US dollars)
Europe	124	106
North America	234	227
Rest of World	223	201
Worldwide	206	189

			Change%
Same Store RevPAR (in US dollars)			Dollar	Local currency
Europe	97	90	8%	7%
North America	234	227	3%	3%
Rest of World	223	201	11%	8%
Worldwide	203	188	8%	6%

ORIENT-EXPRESS HOTELS LTD.

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	March 31 2011	December 31 2010

Assets

Cash	131,488	158,773
Accounts receivable	43,321	51,386
Due from unconsolidated companies	27,339	19,643
Prepaid expenses	53,225	23,663
Inventories	46,480	44,245
Other assets held for sale	35,426	33,945
Real estate assets	73,869	68,111
Total current assets	411,148	399,766

Property, plant & equipment, net book value	1,283,520	1,268,822
Property, plant & equipment, net book value of consolidated variable interest entities	187,822	188,502
Investments	57,621	60,428
Goodwill	183,082	177,498
Other intangible assets	19,178	18,987
Other assets	27,663	23,711
	2,170,034	2,137,714

Liabilities and Equity

Working capital facilities	—	1,174
Accounts payable	22,218	25,448
Accrued liabilities	74,693	71,436
Deferred revenue	45,463	28,963
Other liabilities held for sale	2,180	2,910
Current portion of long-term debt and capital leases	140,982	124,805
Current portion of long-term debt of consolidated variable interest entities	1,777	1,775
Total current liabilities	287,313	256,511

Long-term debt and obligations under capital leases	508,857	511,336
Long-term debt of consolidated variable interest entities	90,084	90,529
Deferred income taxes	104,251	100,730
Deferred income taxes of consolidated variable interest entities	61,835	61,835
Other liabilities	36,443	43,906
Total liabilities	1,088,783	1,064,847

Shareholders’ equity	1,079,103	1,070,945
Non-controlling interests	2,148	1,922
Total equity	1,081,251	1,072,867

	2,170,034	2,137,714